Exhibit 99.7

December 27, 2019

Anchiano Therapeutics Ltd.

1/3 High-Tech Village

Givat Ram, P.O. Box 39264

Jerusalem, 9139102

Israel

Attn:

Dr. Frank G. Haluska, Chief Executive Officer and Director

Mr. Dennison T. Veru, Interim Chairman of the Board of Directors

Via email

Dear Sirs,

Re: Anchiano Therapeutics Ltd.

Demand to Convene Special General Meeting of the Shareholders

Clal Biotechnology Industries Ltd. (“CBI”) hereby write to you with respect to the following matters:

1.

As of December 27, 2019, CBI, whose address is Azrieli Center, Triangle Building 45th Floor, Tel-Aviv, 67023 Israel, is the beneficial owner of 6,911,165 ordinary shares, no par value each, of Anchiano Therapeutics Ltd. (the “Ordinary Shares” and the “Company”, respectively). A confirmation of CBI’s holdings is attached hereto as Exhibit A.

2.

Based on the above and based on the number of outstanding Ordinary Shares published by the Company in its reports to the U.S. Securities and Exchange Commission (the “SEC”), CBI beneficially owns approximately 19% of the Company.

3.

Pursuant to Section 63(b)(2) of the Companies Law, 5759-1999 (the “Companies Law”), we hereby request that the board of directors of the Company convene a special general meeting of the shareholders of the Company immediately, and no later than February 10, 2019, as required by the Companies Law (the “Special Meeting”). The agenda for the Special Meeting shall include resolutions to change the Company’s board of directors by removing from office, each of Mr. Dennison T. Veru, Mr. Reginald L. Hardy, Mr. Robert Connelly and Dr. Lawrence Howard, and appointing the following director nominees (the “Director Nominees”): Mr. Michael Rice and Mr. Stan Polovets, all as specifically detailed in Exhibit B attached hereto (the “Proposed Resolutions”). The Company shall not make any changes, edits or additions to the Proposed Resolutions and they shall be brought to the approval of the shareholders “as is”. Any deviation from the Proposed Resolutions shall be in violation to the Companies Law.

4.

A position statement to be attached to the proxy card referenced above is attached hereto as Exhibit C (the “Position Statement”). The Company shall not make any changes, edits or additions to the Position Statement and it shall be sent to the shareholders “as is”. Any deviation from the Position Statement shall be in violation to the Companies Law and the regulations promulgated thereunder.

5.

We request that a current report on Form 6-K pertaining to our request to convene a special general meeting of the Company in order to remove from office the current serving directors, as specified above, and appoint the Director Nominees (including a complete copy of this letter) will be furnished immediately to the SEC.

6.

We hereby state that until the time of the Special Meeting, the Company will not take any action not in the ordinary course of business, including, without limitation, any dispositions of its assets, or securities offerings, whether public nor private. In addition, we demand that the board of directors of the Company shall not appoint any additional directors to the Company’s board of directors prior to the Special Meeting.

Sincerely,

Clal Biotechnology Industries Ltd.

Exhibit A

Bank Confirmation

FOREIGN SECURITIES OPERATIONS

HEAD OFFICE

62 YEHUDA HALEVI STREET

65227 TEL-AVIV.

ISRAEL

TEL: 972-3-567-6456

FAX: 972-3-7136288

DATE: December 16, 2019

To: CLAL INDUSTRIES.

Re: ANCHIANO THERAPEUTICS-ADR

We hereby confirm that according to our records, as of December 16, 2019 you held:1,382,223 units of ANCHIANO THERAPEUTICS-ADR (Isin US03280X1028) in your account with us.

Sincerely Yours, Bank Hapoalim B.M. FOREIGN SECURITIES HEAD OFFICE

Exhibit B

Proxy Agenda

The agenda for the special meeting shall include the following proposals:

PROPOSAL NOS. 1 AND 2

REMOVAL AND ELECTION OF DIRECTORS

Clal Biotechnology Industries Ltd., or CBI, a significant shareholder of the Company, proposes to replace part of the current serving directors of the Company.

As such, at the Special Meeting, the shareholders are requested to remove from office, immediately upon the closing of the general meeting of the shareholders, each of the following current serving directors: Mr. Dennison T. Veru, Mr. Reginald L. Hardy, Mr. Robert Connelly and Dr. Lawrence Howard.

The shareholders are requested to elect each of Mr. Michael Rice and Mr. Stan Polovets, to serve as members of the board of directors of the Company until the next annual general meeting of shareholders.

Following is biographical information concerning the Director Nominees proposed by CBI:

Mr. Stan Polovets is the co-founder, chairman and CEO of the Genesis Prize Foundation. He previously served as CEO of the Alfa-Access-Renova (AAR) Consortium, which managed $30 billion in oil assets globally. Mr. Polovets currently serves as the Lead Director of the Advisory Board of L1 Energy and as Lead Non-Executive Director of Clal Industries. He is also a member of the NYU President’s Global Council, the Board of Overseers of Stanford University’s Hoover Institution and the Council on Foreign Relations. In 2006, Mr. Polovets founded and served as the chairman of the Vnimanie Foundation. He is a graduate of Stanford Business School and has a Master’s Degree from Stanford University in Russian and East European Studies.

Mr. Michael Rice is the co-founder of LifeSci Advisors and LifeSci Capital. Mr. Rice has experience in portfolio management, corporate management, investment banking and capital markets. Prior to co-founding LifeSci Advisors and LifeSci Capital, Michael was the co-head of health care investment banking at Canaccord Adams, where he was involved in debt and equity financing. Michael was also a Managing Director at Think Equity Partners where he was responsible for managing Healthcare Capital Markets, which included structuring and executing numerous transactions, many of which were firsts at ThinkEquity. Prior to that, Michael served as a Managing Director at Banc of America serving large hedge funds and private equity healthcare funds. Previously, he was a Managing Director at JPMorgan/Hambrecht & Quist.

At the Meeting, CBI, a significant shareholder of the Company, proposes that the following resolutions be adopted:

“RESOLVED, to remove from office, immediately upon the closing of the general meeting of the shareholders, each of the following current serving directors: Mr. Dennison T. Veru, Mr. Reginald L. Hardy, Mr. Robert Connelly and Dr. Lawrence Howard, thanking them for their service.”

“RESOLVED, to elect each of Mr. Michael Rice and Mr. Stan Polovets to serve as members of the board of directors of the Company until the next annual general meeting of shareholders.”

Exhibit C

Position Statement

December 27, 2019

Anchiano Therapeutics Ltd.

1/3 High-Tech Village

Givat Ram, P.O. Box 39264

Jerusalem, 9139102

Israel

Dear Sir/Madam,

Re: Position Statement – Special General Meeting of

Anchiano Therapeutics Ltd. (the “Company”)

Clal Biotechnology Industries Ltd. (“CBI”) respectfully submits this position statement in connection with the items included on the agenda of the Company’s special general meeting to be convened pursuant to CBI’s request letter dated December 27, 2019 (the “Special Meeting” and the “Letter” respectively). CBI delivered the Letter to the Company demanding that the Special Meeting be convened in order to allow the shareholders of the Company to vote upon resolutions to remove the certain current directors of the Company and appoint CBI’s director nominees, all as detailed below.

CBI is a publicly traded company, traded on the Tel Aviv Stock Exchange (TASE: CBI). Clal Industries Ltd. owns approximately 47% of the outstanding shares of, and controls CBI. The remaining 53% of CBI’s outstanding shares are publicly-held. Clal Industries Ltd. is wholly owned by Access AI Ltd., which is owned by AI Diversified Holdings S.à.r.l., which is owned by AI Diversified Parent S.à.r.l., which is owned by AI Diversified Holdings Limited, or AIDH Limited. AIDH Limited is controlled by AI SMS L.P., or AI SMS. Access Industries Holdings LLC, or AIH, owns a majority of the equity of AI SMS, and Access Industries, LLC, or LLC, holds a majority of the outstanding voting interests in AIH. Access Industries Management, LLC, or AIM, controls LLC and AIH, and Len Blavatnik controls AIM.

As of December 27, 2019, CBI beneficially owns 6,911,165 ordinary shares of the Company.

1.    CBI’s Position on Proposal No. 1 – Removal of Directors and Proposal No. 2 – CBI Director Nominees

CBI believes that in light of the recent announcement of the Company’s termination of its CODEX clinical trial, which appears to effectively leave the Company with cash reserves, a NASDAQ listing and one preclinical asset, the Company would benefit from changes to the board of directors as recommended by CBI, upon the removal and appointment suggested herein, in order to maximize the Company’s position for the benefit of all shareholders.

Accordingly, CBI has proposed that the shareholders of the Company elect to appoint seasoned director candidates which have significant experience and proven capabilities. Each of Mr. Michael Rice and Mr. Stan Polovets (the “CBI Nominees”) has the requisite skills and experience so as to constitute a perfect fit to the Company’s current needs and circumstances.

Through a combination of experience, financial expertise, and a fresh view of the Company’s business, CBI believes that shareholder value can be substantially increased above its current market value. CBI’s recommendation to remove the current serving directors named above and to appoint the CBI Nominees, is the first step towards that target.

CBI recommends that all of the Company’s shareholders VOTE FOR the removal from office, immediately following the Special Meeting, of each of the Company’s current directors as stated under Proposal no. 1 of the proxy statement published for the Special Meeting.

CBI’s position on the proposed resolution is that the CBI Nominees are the most suitable candidates to serve as directors of the board of directors of the Company. CBI recommends that all of the Company’s shareholders VOTE FOR the election of the CBI Nominees, as stated under Proposal No. 2 of the proxy statement published for the Special Meeting.

2.    Conclusion

In light of the above, it is clear that the Company and its shareholders would greatly benefit from the proposed changes to the Company’s board of directors, by electing the CBI Nominees as specified above.

Sincerely

Clal Biotechnology Industries Ltd.